Exhibit 10.2

February 20, 2026

Fixed Dollar Accelerated Share Repurchase Transaction

Verisk Analytics, Inc.

545 Washington Blvd

Jersey City, NJ 07310

Dear Sir/Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between [Dealer] (“Dealer”) and Verisk Analytics, Inc. (“Issuer”) on the Trade Date specified below (the “Transaction”). This confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation. The Transaction is a Share Forward Transaction for purposes of the Equity Definitions. Any reference to a currency shall have the meaning contained in Section 1.7 of the 2006 ISDA Definitions, as published by ISDA.

1. This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Issuer had executed an agreement in such form (but without any Schedule except for (i) the election of New York law as the governing law (without reference to its choice of law provisions), (ii) the election that subparagraph (ii) of Section 2(c) of the Agreement will not apply to the Transaction and (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement will apply to Dealer if (w) the phrase “, or becoming capable at such time of being declared,” were deleted from Section 5(a)(vi)(1) of the Agreement, (x) the “Threshold Amount” with respect to Dealer were three percent (3%) of shareholders’ equity of [Dealer/Dealer’s Ultimate Parent], (y) “Specified Indebtedness” had the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and (z) the following language were added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (1) the default was caused solely by error or omission of an administrative or operational nature; (2) funds were available to enable Dealer to make the payment when due; and (3) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”) and (iii) the elections set forth in this Confirmation.

The Transaction shall be the only transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Issuer or any confirmation or other agreement between Dealer and Issuer pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Issuer, then, notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Issuer are parties, the Transaction shall not be considered a transaction under, or otherwise governed by, such existing or deemed to be existing ISDA Master Agreement.

If there is any inconsistency between the Agreement, this Confirmation and the Equity Definitions, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement.

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2. The terms of the particular Transaction to which this Confirmation relates are as follows:

GENERAL TERMS:

Trade Date:	As specified in Schedule I

Buyer:	Issuer

Seller:	Dealer

Shares:	Common Stock, par value USD 0.001 per share, of Issuer (Ticker: VRSK)

Forward Price:	A price equal to the greater of (A) (i) the arithmetic mean (not a weighted average, subject to “Market Disruption Event” below) of the 10b-18 VWAPs on each Calculation Date during the Calculation Period minus (ii) the Discount and (B) the Floor Price.

Discount:	As specified in Schedule I

Floor Price:	As specified in Schedule I

10b-18 VWAP:	For any Exchange Business Day, the Rule 10b-18 volume-weighted average price at which the Shares trade as reported in the composite transactions for United States exchanges and quotation systems, during the regular trading session for the Exchange on such Exchange Business Day, as published by Bloomberg at 4:15 p.m. (New York City time) (or 15 minutes following the end of any extension of the regular trading session) on Bloomberg Page “VRSK <Equity> AQR SEC” (or any successor thereto), absent manifest error or unavailability of such page or a successor thereto, in which case the Calculation Agent shall determine the 10b-18 VWAP for such Exchange Business Day in good faith and a commercially reasonable manner using, if practicable, a volume-weighted methodology (taking into account only those trades that are reported during the period of time during which Issuer could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Exchange Act (as defined below)).

Calculation Period:	The period from, and including, the Calculation Period Start Date to, and including, the Valuation Date.

Calculation Period Start Date:	As specified in Schedule I

Calculation Dates:	As specified in Schedule I

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Initial Shares:	As specified in Schedule I

Initial Share Delivery Date:	As specified in Schedule I. On the Initial Share Delivery Date, Seller shall deliver to Buyer a number of Shares equal to the Initial Shares in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date being deemed to be a “Settlement Date” for purposes of such Section 9.4.

Prepayment:	Applicable

Prepayment Amount:	As specified in Schedule I

Prepayment Date:	As specified in Schedule I

Exchange:	Nasdaq Global Select Market

Related Exchange:	All Exchanges

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” starting in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, if any Scheduled Trading Day that is a Calculation Date in the Calculation Period or the Buyer Settlement Valuation Period (each such Scheduled Trading Day, an “Observation Day”) is a Disrupted Day, the Calculation Agent (i) shall determine whether such Observation Day is a Disrupted Day in whole, in which case the Calculation Agent shall exclude the 10b-18 VWAP on such Observation Day in determining the Forward Price or Buyer Settlement Price, as applicable, or in part, in which case the Calculation Agent shall (x) determine the 10b-18 VWAP on such Observation Day based on Rule 10b-18 eligible trades in the Shares on such day taking into account the nature and duration of the relevant Market Disruption Event and (y) determine the Forward Price or Buyer Settlement Price, as applicable, using an appropriately weighted average of 10b-18 VWAPs instead of an arithmetic mean, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares and (ii) may elect to (x) postpone the Scheduled Valuation Date and, in the case of any Disrupted Day occurring on or prior to the Lock-

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Out Date and only if such postponement would produce a commercially reasonable result, the Lock-Out Date (in the case of a disrupted Calculation Date) or (y) extend the Buyer Settlement Valuation Period (in the case of a Disrupted Day during the Buyer Settlement Valuation Period), in each case, by up to one Scheduled Trading Day that is a Calculation Date for every Observation Day that is Calculation Date and is a Disrupted Day during the Calculation Period or Buyer Settlement Valuation Period, as applicable. For the avoidance of doubt, any Disrupted Day in part that is a Calculation Date shall be an Observation Day for purposes of calculating the Forward Price or Buyer Settlement Price, as applicable. The Calculation Agent shall promptly notify Issuer in writing of (A) circumstances giving rise to any Disrupted Day (but without disclosing any information that is subject to contractual, legal or regulatory obligations not to disclose such information and subject to compliance with applicable legal, regulatory or self-regulatory requirements, and with related policies and procedures applicable to the Calculation Agent), and (B) any such weighting, extension or suspension as soon as reasonably practicable after the occurrence of such Disrupted Day.

The Calculation Agent shall use its commercially reasonable efforts to notify Buyer of the occurrence of a Market Disruption Event within one Exchange Business Day following the day on which such Market Disruption Event occurs.

Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day. If a closure of the Exchange prior to its normal close of trading is scheduled (x) on any Scheduled Trading Day that is a Calculation Date during the Calculation Period following the date hereof or (y) on any Scheduled Trading Day that is a Calculation Date during the Buyer Settlement Valuation Period after the relevant Buyer Election Date, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full.

VALUATION:

Valuation Date:	The earlier of (i) the Scheduled Valuation Date and (ii) any earlier accelerated Valuation Date as a result of Dealer’s election in accordance with the immediately succeeding paragraph.

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Dealer shall have the right, in its absolute discretion, to accelerate the Valuation Date for the whole Transaction to any Calculation Date that is on or after the Lock-Out Date and prior to the Scheduled Valuation Date by notice (such notice, an “Acceleration Notice”) to Issuer by 7:30 p.m., New York City time, on the Calculation Date immediately following the accelerated Valuation Date (such date of notice, the “Acceleration Date”).

Scheduled Valuation Date:	As specified in Schedule I, subject to postponement in accordance with “Market Disruption Event” above.

Lock-Out Date:	As specified in Schedule I, subject to postponement in accordance with “Market Disruption Event” above.

SETTLEMENT TERMS:

Physical Settlement:	Applicable. On the Valuation Date (including the Acceleration Date, if applicable), the Calculation Agent shall calculate the Settlement Amount for the Transaction. The “Settlement Amount” is a number of Shares equal to (a) (i) the Prepayment Amount divided by (ii) the Forward Price minus (b) the Initial Shares, rounded to the nearest whole number of Shares.

If the Settlement Amount is positive, Seller shall deliver to Buyer a number of Shares equal to the Settlement Amount on the Settlement Date. If the Settlement Amount is negative, the provisions of Buyer Settlement shall apply.

Settlement Currency:	USD

Settlement Date:	The date that falls one Settlement Cycle after the Valuation Date or Acceleration Date if prior to the Scheduled Valuation Date for the Transaction.

Buyer Settlement:	If the Settlement Amount is negative, the Buyer Share Settlement provisions shall apply unless Buyer elects by written notice to Seller (which notice shall contain a representation and warranty that, as of such date, Issuer is not in possession or otherwise aware of any material nonpublic information regarding Issuer or the Shares) that the Buyer Cash Settlement provisions shall instead apply, which notice shall be effective if received by Seller by the earlier of (i) the Scheduled Valuation Date and (ii) the Calculation Date immediately following the Acceleration Date (such date, the “Buyer Election Date”).

Buyer Cash Settlement:	If Buyer Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Buyer Cash Settlement Amount on the Buyer Cash Settlement Payment Date.

Buyer Cash Settlement Amount:	An amount equal to (a) the Settlement Amount, multiplied by (b) the Buyer Settlement Price.

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Buyer Settlement Price:	Subject to “Market Disruption Event” above, an amount equal to the arithmetic mean of the 10b-18 VWAPs for each Scheduled Trading Day that is a Calculation Date in the Buyer Settlement Valuation Period.

Buyer Settlement Valuation Period:	A number of Scheduled Trading Days (that are each Calculation Dates) selected by the Calculation Agent in its commercially reasonable discretion to be necessary for Seller to unwind its commercially reasonable hedge position in a commercially reasonable manner using commercially reasonable efforts, beginning on the first Scheduled Trading Day that is a Calculation Date immediately following the Buyer Election Date, subject to “Market Disruption Event” above. Dealer shall notify Buyer of the last Calculation Date of the Buyer Settlement Valuation Period on or prior to the Exchange Business Day immediately following such last Calculation Date.

Buyer Cash Settlement Payment Date:	The second Currency Business Day immediately following the last day of the Buyer Settlement Valuation Period.

Buyer Share Settlement:	If Buyer Share Settlement is applicable, on the Settlement Date, Buyer shall deliver to Seller a number of Shares equal to the Buyer Share Settlement Percentage multiplied by the absolute value of the Settlement Amount. Buyer’s obligation under this provision shall be netted against any obligations of Seller under “Physical Settlement” above on the Settlement Date.

Buyer Share Settlement Percentage:	As specified in Schedule I

Other Applicable Provisions:	The last sentence of Section 9.2, Sections 9.8, 9.9 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Buyer is the issuer of the Shares) and Section 9.12 of the Equity Definitions will be applicable to the Transaction.

SHARE ADJUSTMENTS:

Potential Adjustment Event:	In addition to the events described in Section 11.2(e) of the Equity Definitions, the occurrence of a Disrupted Day on a Calculation Date (including due to the occurrence of a Regulatory Disruption) that results in a postponement of the Scheduled Valuation Date shall constitute a Potential Adjustment Event. In the case of any event described in the preceding sentence, the Calculation Agent shall, in its commercially reasonable judgment, adjust any relevant terms of the Transaction as the Calculation Agent determines necessary to preserve as nearly as practicable the fair value of the Transaction prior to such postponement or Regulatory Disruption, as the case may be (taking into consideration any postponement pursuant to the language opposite the caption “Market Disruption Event” above).

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Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, (i) an Extraordinary Dividend shall not constitute a Potential Adjustment Event and (ii) no Other Specified Repurchase Agreement (as defined below) shall constitute a Potential Adjustment Event.

Different Dividend:	For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions) (a “Dividend”) the amount or value of which (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, with respect to the Scheduled Ex-Dividend Date for such calendar quarter, differs from the Ordinary Dividend Amount.

Ordinary Dividend Amount:	As specified in Schedule I. For the avoidance of doubt, the Transaction shall not be adjusted for any dividend or distribution on the Shares that equals the Ordinary Dividend Amount, subject to “Early/Late Ordinary Dividend Payment” below.

Extraordinary Dividend:	The per Share cash dividend or distribution, or a portion thereof, declared by Issuer on the Shares that is classified by the board of directors of Issuer as an “extraordinary” dividend.

Consequences of Different Dividend:	The declaration by Issuer of any Different Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period (as defined below) for the Transaction, shall constitute an Additional Termination Event in respect of such Transaction, with Buyer as the sole Affected Party and such Transaction as the sole Affected Transaction. For the avoidance of doubt, the settlement amount under an Additional Termination Event as a result of the declaration of any Different Dividend shall not take such Different Dividend into account.

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Early/Late Ordinary Dividend Payment:	If an ex-dividend date for any Dividend that is neither (x) a dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions nor (y) an Extraordinary Dividend occurs during any calendar quarter occurring (in whole or in part) during the Relevant Dividend Period and such ex-dividend date is not on the Scheduled Ex-Dividend Date for such calendar quarter, the Calculation Agent shall in good faith and in a commercially reasonable manner make such adjustment to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect solely due to the timing of such dividend on the Transaction.

Scheduled Ex-Dividend Dates:	As specified in Schedule I.

Relevant Dividend Period:	The period from, and including, the Trade Date for the Transaction to, and including, the later of (i) the Scheduled Valuation Date for the Transaction and (ii) the last day of any Buyer Settlement Valuation Period for the Transaction.

Method of Adjustment:	Calculation Agent Adjustment

EXTRAORDINARY EVENTS:

Any adjustment to the terms of the Transaction and the determination of amounts due upon termination of the Transaction as a result of a Merger Event or a Tender Offer shall be made without duplication in respect of any prior adjustment hereunder.

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided that (x) Section 12.1(d) of the Equity Definitions shall be amended by replacing (i) “10%” in the third line thereof with “25%” and (ii) “voting shares of the Issuer” in the fourth line thereof with “Shares”, (y) Section 12.1(e) of the Equity Definitions shall be amended by replacing “voting shares” in the first line thereof with “Shares” and (z) Section 12.1(l) of the Equity Definitions shall be amended by replacing “voting shares” in the fifth line thereof with “Shares”.

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

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New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors)”.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

ADDITIONAL DISRUPTION EVENTS:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation” and (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Positions”; provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”. Notwithstanding anything to the contrary in the Equity Definitions, a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute a Change in Law and instead shall constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Increased Cost of Hedging:	Applicable solely with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions as set forth in the last sentence opposite the caption “Change in Law” above.

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Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	As specified in Schedule I

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	As specified in Schedule I

Determining Party:	For all applicable events, Dealer; provided that when making any determination or calculation as “Determining Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if the Determining Party were the Calculation Agent.

Hedging Party:	For all applicable events, Dealer; provided that when making any determination or calculation as “Hedging Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if the Hedging Party were the Calculation Agent.

Non-Reliance:	Applicable

Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Hedging Adjustments:	Whenever the Calculation Agent, Determining Party or Hedging Party, as the case may be, is called upon to make a determination, calculation or adjustment or exercise its discretion pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent, Determining Party or Hedging Party shall make such determination, calculation or adjustment in a commercially reasonable manner and by reference to the effect of such event on Dealer with the Calculation Agent, Determining Party or Hedging Party, as the case may be, assuming that Dealer maintains a commercially reasonable Hedge Position in respect of the Transaction.

3. Calculation Agent:	Dealer. Whenever the Calculation Agent or Determining Party is required to act or to exercise judgment in any way with respect to any Transaction hereunder, it will do so in good faith and in a commercially reasonable manner. Notwithstanding any other provision in this Confirmation, the Calculation Agent shall not adjust any Calculation Date to a date that, but for such adjustment, would not constitute a Calculation Date hereunder (as defined in Schedule I of this Confirmation). Following the

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occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Buyer shall have the right to designate a nationally recognized third party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default (or, if earlier, the date on which such Event of Default is no longer continuing), as Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

Following any determination, adjustment or calculation by the Calculation Agent, the Hedging Party or the Determining Party hereunder, the Calculation Agent, the Hedging Party or the Determining Party, as the case may be, will upon written request by Buyer and within five Exchange Business Days of such written request, provide to Buyer a report (in a commonly used file format for the storage and manipulation of financial data without disclosing any proprietary or confidential models or other information that is proprietary or confidential) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be.

4. Account Details and Notices:

(a)	Account for delivery of Shares to Issuer:

To be provided separately

(b)	Account for payments to Issuer:

To be provided separately

(c)	Account for payments and delivery of Shares to Dealer:

To be provided separately.

(d)	For purposes of this Confirmation:

(i)	Address for notices or communications to Issuer:

Verisk Analytics, Inc.

545 Washington Boulevard

Jersey City, New Jersey 07310

Attention:       Thomas Wong

           Assistant General Counsel

Telephone No.:      +1 201 469-2964

Email Address:     thomas.wong@verisk.com

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(ii)	Address for notices or communications to Dealer:

[Dealer to provide]

5. Amendments to the Equity Definitions.

(a)

Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material”; and adding the phrase “or such Transaction” at the end of the sentence.

(b)

Section 11.2(c) of the Equity Definitions is hereby amended by (w) replacing the words “a diluting or concentrative” with “a material” in the fifth line thereof, (x) adding the phrase “or the Transaction” after the words “the relevant Shares” in the same sentence, (y) replacing the words “diluting or concentrative” in the sixth to last line thereof with the word “material” and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, except in the case of a Potential Adjustment Event as described in Section 11.2(e)(i), Section 11.2(e)(ii)(A), Section 11.2(e)(ii)(B), Section 11.2(e)(iv) or Section 11.2(e)(v), adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares); in the case of a Potential Adjustment Event as described in Section 11.2(e)(i), Section 11.2(e)(ii)(A), Section 11.2(e)(ii)(B), Section 11.2(e)(iv) or Section 11.2(e)(v), no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares”.

(c)

Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative” and replacing them with the words “that is the result of a corporate event within the Issuer’s control involving Issuer or its securities that has a material economic”; and adding the phrase “or the relevant Transaction” at the end of the sentence.

(d)

Section 12.6(c)(ii) of the Equity Definitions is hereby amended by replacing the words “the Transaction will be cancelled,” in the first line with the words “Dealer will have the right to cancel the Transaction,”.

(e)

Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(f)

Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the phrase “, provided that the Non-Hedging Party may not elect to terminate the Transaction unless concurrently with electing to terminate the Transaction, it represents and warrants to the Hedging Party that it is not in possession of any material non-public information with respect to the Issuer or the Shares” at the end of subsection (C); and (B) deleting clause (X) in the final sentence.

(g)

Section 12(a) of the Agreement is hereby amended by (1) deleting the phrase “or email” in the third line thereof and (2) deleting the phrase “or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day” in the final clause thereof.

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6. Alternative Termination Settlement.

In the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Issuer’s control, or (iii) an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Issuer’s control), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then such payment shall be made in Alternative Delivery Units as specified in this paragraph, unless Issuer makes an election to the contrary (which election shall be effective only if Issuer represents in writing to Dealer that, as of the date of such election, Issuer is not in possession or otherwise aware of any material nonpublic information regarding Issuer or the Shares), in which case such amount shall be paid as set forth under the Agreement or Equity Definitions, as the case may be. Unless Issuer has made such election, no later than the Early Termination Date or the date on which such Transaction is terminated or cancelled, Issuer or Dealer, as the case may be, shall deliver to the other party a number of Shares (or a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in the case of a Nationalization, Insolvency or Merger Event, as the case may be (each such unit, an “Alternative Delivery Unit”)), with a value equal to the Payment Amount. In determining the number of Shares (or Alternative Delivery Units) required to be delivered under this provision, the Calculation Agent may take into account a number of factors, including, without limitation, the market price of the Shares (or Alternative Delivery Units) on the Early Termination Date or the date of early cancellation or termination, as the case may be. Additionally, (x) if such delivery is made by Dealer, the Calculation Agent shall take into account the prices at which Dealer purchases Shares (or Alternative Delivery Units) to fulfill its delivery obligations under this Section 6 (provided that (a) such prices reflect the then-prevailing market prices of Shares (or Alternative Delivery Units) and (b) the parties hereby agree that such purchases shall be made solely on Calculation Dates), and (y) if such delivery is made by the Issuer, the Calculation Agent may apply a commercially reasonable illiquidity discount, if appropriate.

7. Special Provisions for Acquisition Transaction Announcements.

(a)

If an Acquisition Transaction Announcement occurs on or prior to the Valuation Date, the Calculation Agent shall in good faith and in a commercially reasonable manner determine the economic effect on the Transaction of such Acquisition Transaction Announcement. If the Calculation Agent determines that such economic effect on the Transaction is material, then the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate (including, without limitation and for the avoidance of doubt, adjustments that would allow the Settlement Amount to be less than zero), at such time or at multiple times as the Calculation Agent determines appropriate, to account for the economic effect on the Transaction of such event (including adjustments to account for changes in volatility, stock loan rate, value of any commercially reasonable Hedge Positions in connection with the Transaction and liquidity relevant to the Shares or to such Transaction), in each case whether within a commercially reasonable (as determined by the Calculation Agent in its good faith, commercially reasonable discretion) period of time prior to or after the Acquisition Transaction Announcement.

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(b)

“Acquisition Transaction Announcement” means (i) the announcement by Issuer or any of its subsidiaries or any other person that is party to such transaction, of an Acquisition Transaction, (ii) an announcement that Issuer or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding that, if consummated, would result in an Acquisition Transaction, (iii) the announcement by Issuer of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that includes, an Acquisition Transaction, or (iv) any announcement subsequent to an Acquisition Transaction Announcement of an amendment, extension, withdrawal or other change to the subject matter of a prior Acquisition Transaction Announcement.

(c)

“Acquisition Transaction” means (i) any Merger Event (for purposes of this definition, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “35%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction (as defined below) or any other transaction involving the merger of Issuer with or into any third party, (ii) the sale or transfer of all or substantially all of the assets or liabilities of Issuer, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets or liabilities (including any capital stock or other ownership interests in subsidiaries) or other similar event by Issuer or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Issuer or its subsidiaries exceeds 35% of the market capitalization of Issuer (other than a lease, exchange, transfer, disposition or similar event between and/or among solely Issuer and/or one or more subsidiaries of Issuer) and (v) any transaction with respect to which Issuer or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise).

8. Regulatory Disruption.

In the event that Dealer reasonably determines based on advice of counsel that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulations 13D-G and Regulations 14D-E, each under the Exchange Act, but so long as such requirements, policies or procedures are consistently applied across all transactions similar to the Transaction), for Dealer to refrain from purchasing Shares or engaging in other market activity or to purchase fewer than the number of Shares or to engage in fewer or smaller other market transactions than Dealer would otherwise purchase or engage in to maintain, establish or unwind a commercially reasonable hedge position (such determination, a “Regulatory Disruption”) on any Scheduled Trading Day(s) that, in each case, is a Calculation Date and is on or prior to the conclusion of the Potential Purchase Period (as defined below), then Dealer may, in its good faith, reasonable discretion, by written notice to Buyer elect that a Market Disruption Event shall be deemed to have occurred and will be continuing on any such Scheduled Trading Day(s) and each such Scheduled Trading Day shall be a Disrupted Day (subject to “Market Disruption Event” above). In such notice, Dealer shall include the anticipated duration of such Market Disruption Event, if reasonably known.

9. Covenants.

Issuer covenants and agrees that:

(a)

From and after the Calculation Period Start Date and until the end of the Potential Purchase Period (as defined below), neither it nor any of its affiliated purchasers (as defined in Rule 10b-18 under the Exchange Act, “Rule 10b-18”) shall directly or indirectly (which shall be deemed to include the writing or purchase of any cash-settled or other derivative transaction which references Shares or structured Share repurchase or other derivative with a hedging period, calculation period or settlement valuation period or similar period that overlaps with the Transaction) purchase, offer to purchase, place any bid or

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limit order relating to a purchase of or commence any tender offer relating to Shares (or any security convertible into or exchangeable for Shares) without the prior written approval of Dealer, except pursuant to any Other Specified Repurchase Agreement (as defined below). “Potential Purchase Period” means the period from, and including, the Trade Date to, and including, the latest of (i) the last day of any Buyer Settlement Valuation Period, (ii) the earlier of (A) the last day of the Calculation Period and (B) the Scheduled Valuation Date and (iii) if an Early Termination Date occurs or the Transaction is cancelled pursuant to Article 12 of the Equity Definitions, a date determined by Dealer in its commercially reasonable discretion and communicated to Issuer no later than the Exchange Business Day immediately following such date (or, in the absence of such communication, the date that is five Exchange Business Days that are Calculation Dates immediately following such date). Notwithstanding the foregoing, on any Calculation Date, Issuer may purchase Shares during any such period through Dealer or an affiliate of Dealer pursuant to a Rule 10b5-1 repurchase plan or Rule 10b-18 repurchase plan, so long as such purchases occur only on Specified Dates and do not in the aggregate exceed the Specified ADTV Percentage (as defined in Schedule I) of the ADTV (as defined in Rule 10b-18) for the Shares. Notwithstanding the foregoing, nothing herein shall (i) limit Issuer’s ability, pursuant to its employee incentive plans, to re-acquire Shares in connection with the related equity transactions, (ii) limit Issuer’s ability to withhold shares to cover tax liabilities associated with such equity transactions or (iii) limit Issuer’s ability to grant stock, restricted stock units and options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such stock, restricted stock units or options, in connection with Issuer’s compensation policies for directors, officers and employees. Further, (i) an agent independent of Issuer may purchase Shares effected by or for an issuer plan of Issuer in accordance with the requirements of Section 10b-18(a)(13)(ii) under the Exchange Act (with “issuer plan” and “agent independent of the Issuer” each being used herein as defined in Rule 10b-18) and (ii) Issuer or any “affiliated purchaser” (as defined in Rule 10b-18) may purchase Shares in (x) unsolicited transactions or (y) privately negotiated (off-market) transactions, in each case, that are not “Rule 10b-18 purchases” (as defined in Rule 10b-18) and are not expected to result in market purchases, in each case, without Dealer’s consent. “Other Specified Repurchase Agreement” means (i) any other prepaid accelerated variable share repurchase transaction entered into on the Trade Date with non-overlapping calculation dates (however defined) with the Calculation Dates and (ii) any other Rule 10b5-1 or Rule 10b-18 repurchase plans with non-overlapping purchase dates (however defined) with the Calculation Dates, in the case of this clause (ii), so long as such purchases do not in the aggregate exceed the Specified ADTV Percentage (as defined in Schedule I) of the ADTV (as defined in Rule 10b-18) for the Shares.

(b)

Without limiting the generality of Section 13.1 of the Equity Definitions, it is not relying, and has not relied, upon Dealer or any of its representatives or advisors with respect to the legal, accounting, tax or other implications of this Confirmation and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Confirmation, and that Dealer and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of Issuer and that Dealer and its affiliates may continue to conduct such transactions during the term of this Confirmation. Without limiting the generality of the foregoing, Issuer acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

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(c)

Neither it nor any affiliates shall take any action that would cause a restricted period (as defined in Regulation M under the Exchange Act (“Regulation M”)) to be applicable to any purchases of Shares, or of any security for which Shares is a reference security (as defined in Regulation M), by Issuer or any affiliated purchasers (as defined in Regulation M) of Issuer during the Potential Purchase Period, unless Issuer has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period.” Issuer acknowledges that any such notice may trigger the provision set forth in Section 8 above. Accordingly, Issuer acknowledges that its delivery of such notice must comply with the standards set forth in Section 10(c) below.

(d)

It will not during the term of the Transaction make, or, to the extent within its control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended (the “Securities Act”)) of any Merger Transaction or potential Merger Transaction (except to the extent required by any law, rule or regulation applicable to Issuer) unless such public announcement is made prior to the open or after the close of the regular trading session on the Exchange for the Shares. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization of Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act, other than any such transaction in which the consideration consists solely of cash and there is no valuation period. Issuer acknowledges that any such public announcement may trigger the provision set forth in Section 8 above.

(e)

Not later than 9:00 AM New York City time on the day following the public announcement (as defined in Rule 165(f) under the Securities Act) of a Merger Transaction, Issuer shall use reasonable best efforts to provide Dealer with written notice, which notice shall specify (i) the nature of such announcement; (ii) Issuer’s average daily “Rule 10b-18 purchases” as defined in Rule 10b-18 during the three full calendar months immediately preceding such announcement that were not effected through Dealer or its affiliates and (iii) the number of Shares purchased pursuant to the block purchase proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the date of such announcement. Such written notice shall be deemed to be a certification by Issuer to Dealer that such information is true and correct. Issuer understands that Dealer will use this information in calculating the trading volume for purposes of Rule 10b-18. In addition, Issuer shall promptly provide written notice to Dealer of the occurrence of the completion of such transaction or the completion of the vote by target shareholders related to such transaction. Issuer acknowledges that its delivery of such notices must comply with the standards set forth in Section 10(c) below.

(f)

(A) Any Shares or Alternative Delivery Units delivered to Dealer may be transferred by and among Dealer and its affiliates and Issuer shall effect such transfer without any further action by Dealer; and (B) after the period of 6 months from the date that Issuer elects to deliver any Shares or Alternative Delivery Units pursuant to the terms of this Transaction (or no later than 1 year from such date, if at the time of Dealer’s or its affiliate’s request, the informational requirements of Rule 144 under the Securities Act are not satisfied with respect to Issuer) has elapsed in respect of any such election to deliver Shares or Alternative Delivery Units to Dealer, Issuer shall use reasonable best efforts to promptly remove, or cause the transfer agent for such Shares or Alternative Delivery Units to remove, any legends referring to any restrictions or requirements related to any applicable securities laws upon request by Dealer (or such affiliate of Dealer) to Issuer or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer), other than, following request by Issuer, a certification by Dealer (or such affiliate) that it is not, and has not been during the 90 days prior, an “affiliate” of Issuer or the relevant issuer for the Alternative Delivery Units, as the case may be, for purposes of Rule 144. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Issuer herein shall be deemed modified to the extent necessary, as reasonably determined by Dealer upon the advice of counsel, to comply with Rule 144 of the Securities Act, as in effect at the time of delivery of the relevant Shares or Alternative Delivery Units.

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10. Representations, Warranties, Acknowledgments, and Agreements.

(a)	Issuer hereby represents and warrants to Dealer on the date hereof and on and as of the Initial Share Delivery Date that:

(i)

Issuer is not aware of any material nonpublic information regarding Issuer or the Shares, and it is entering into the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act and (B) Issuer agrees not to alter or deviate from the terms of this Confirmation or enter into or alter a corresponding or hedging transaction or position with respect to the Shares (including, without limitation, with respect to any securities convertible or exchangeable into the Shares) during the term of this Confirmation. For the avoidance of doubt, the parties hereto acknowledge that the entry into any Other Specified Repurchase Agreement shall not fall within the ambit of the previous sentence.

(ii)	The transactions contemplated by this Confirmation have been authorized under Issuer’s publicly announced program to repurchase Shares prior to the Trade Date.

(iii)

Issuer is not entering into the Transaction or making any election hereunder to facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares) or in connection with a future issuance of securities.

(iv)

Issuer is not entering into the Transaction or making any election hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the federal securities laws.

(v)

There have been no purchases of Shares in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Issuer or any of its affiliated purchasers during each of the four calendar weeks preceding the Trade Date and during the calendar week in which the Trade Date occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each as defined in Rule 10b-18).

(vi)

Issuer is as of the date hereof and will be as of the Prepayment Date Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of Issuer is not less than the total amount required to pay the liabilities of Issuer on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) Issuer is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation of the transactions as contemplated by this Confirmation, Issuer is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (D) Issuer is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property

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would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which Issuer is engaged, (E) Issuer is not a defendant in any civil action that could reasonably be expected to result in a judgment that Issuer is or would become unable to satisfy, (F) Issuer is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (G) Issuer would be able to purchase Shares with an aggregate purchase price equal to the Prepayment Amount in compliance with the corporate laws of the jurisdiction of its incorporation.

(vii)

Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii)

Issuer (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof.

(b)

Issuer acknowledges and agrees that the Initial Shares may be sold short to Issuer. Issuer further acknowledges and agrees that Dealer may purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale or may be delivered to Issuer. Such purchases and any other market activity by Dealer will be conducted independently of Issuer by Dealer as principal for its own account. All of the actions to be taken by Dealer in connection with the Transaction shall be taken by Dealer independently and without any advance or subsequent consultation with Issuer.

(c)

It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Confirmation shall be interpreted to comply with the requirements of such rule, and Issuer shall not take any action that results in the Transaction not so complying with such requirements and shall act in good faith with respect to the Transaction for purposes of Rule 10b5-1(c)(1)(ii)(A). Without limiting the generality of the preceding sentence, Issuer acknowledges and agrees that (A) Issuer does not have, and shall not attempt to exercise, any influence over how, when or whether Dealer effects any market transactions in connection with the Transaction and (B) neither Issuer nor its officers or employees shall, directly or indirectly, communicate any information regarding Issuer or the Shares to any employee of Dealer or its Affiliates, other than [Dealer to provide] or any other designee confirmed in writing by Dealer. Issuer also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification, waiver or termination shall be made at any time at which Issuer is aware of any material nonpublic information regarding Issuer or the Shares.

(d)	Each of Issuer and Dealer represents and warrants to the other that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

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(e)

Each of Issuer and Dealer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof. Accordingly, it represents and warrants to the other party that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

11. Acknowledgements of Issuer Regarding Hedging and Market Activity.

Issuer agrees, understands and acknowledges that:

(a)

During the period from (and including) the Trade Date to (and including) the Settlement Date, Dealer and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative transactions in order to establish, maintain or adjust its Hedge Position with respect to the Transaction.

(b)

Dealer and its Affiliates also may be active in the market for the Shares or options, futures contracts, swaps or other derivative transactions relating to the Shares other than in connection with hedging activities in relation to the Transaction.

(c)

Dealer shall make its own determination as to whether, when and in what manner any hedging or market activities in Issuer’s securities or other securities or transactions shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Transaction.

(d)

Any such market activities of Dealer and its Affiliates may affect the market price and volatility of the Shares, including the 10b-18 VWAP, the Forward Price, and the Buyer Settlement Price, each in a manner that may be adverse to Issuer.

12. Other Provisions.

(a)

Issuer agrees and acknowledges that Dealer is a “financial institution,” “financial participant” and “swap participant” within the meaning of Sections 101(22), 101(22A) and 101(53C) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount,” “offset or net out” or “other transfer obligation” within the meaning of Section 362(b) of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546(e) of the Bankruptcy Code, (B) this Confirmation is a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “transfer” within the meaning of Section 546(g) of the Bankruptcy Code, (C) the rights given to Dealer under this Confirmation and under the Agreement upon the occurrence of an Event of Default with respect Issuer constitute “contractual rights” to cause the liquidation, termination or acceleration of or the offset or net out termination values under or in connection with a “securities contract” and a “swap agreement”, (D) this Confirmation is a “master netting agreement” as defined in 101(38A) of the Bankruptcy Code and (E) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560, and 561 of the Bankruptcy Code.

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(b)

Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Issuer with respect to the Transaction that are senior to the claims of common stockholders of Issuer in any United States bankruptcy proceedings of Issuer; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Issuer of its obligations and agreements with respect to the Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than this Transaction.

(c)

Notwithstanding any provision of this Confirmation or any other agreement between the parties to the contrary, neither the obligations of Issuer nor the obligations of Dealer hereunder are secured by any collateral, security interest, pledge or lien.

(d)

Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(e)

Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Issuer, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date. Any Shares delivered pursuant to this provision shall be included in the calculation of the Settlement Amount.

(f)

It shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Issuer is the sole Affected Party if, at any time on or prior to the Valuation Date, the Closing Price (as defined in Schedule I hereto) of the Shares on the Exchange for any two consecutive Exchange Business Days is below such Threshold Price (as specified in Schedule I).

13. Designation of an Early Termination Date upon Event of Default.

Upon receiving notice of an Event of Default under the Agreement, if the Non-defaulting Party does not designate an Early Termination Date pursuant to Section 6(a) of the Agreement prior to the earlier of (x) the date on which all applicable conditions precedent under Section 2(a)(iii) of the Agreement are satisfied and (y) the 30th calendar day immediately following the receipt of such notice (the earlier of clauses (x) and (y), the “Condition End Date”), the Non-defaulting Party shall irrevocably lose the right to invoke Section 2(a)(iii) of the Agreement in respect of such Event of Default. For the avoidance of doubt, any obligation of the Non-defaulting Party that would have become due under the Transaction but for Section 2(a)(iii) of the Agreement will become payable or deliverable on the Condition End Date.

14. Delivery of Cash.

For the avoidance of doubt, other than payment of the Prepayment Amount by Issuer, nothing in this Confirmation shall be interpreted as requiring Issuer to cash settle the Transaction, except in circumstances where cash settlement is within Issuer’s control or in those circumstances in which holders of the Shares would also receive cash.

15. Share Caps.

Notwithstanding any other provision of this Confirmation or the Agreement to the contrary, in no event shall Issuer be required to deliver to Dealer in the aggregate a number of Shares that exceeds the Share Cap as of the date of delivery (as specified in Schedule I). Notwithstanding anything to the contrary in this Confirmation, in no event shall Dealer be required to deliver any Shares in excess of the Maximum Number of Shares (as specified

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in Schedule I). For the avoidance of doubt, if Buyer Share Settlement applies, the number of Shares comprising the absolute value of the Settlement Amount shall be subject to the Share Cap and the Buyer shall have no obligation to deliver cash with respect to the portion of the Settlement Amount that was undelivered in respect of the Share Cap. The Share Cap shall not be subject to adjustment except upon the occurrence of events that are within the control of the Buyer.

16. Transfer and Assignment.

Dealer may transfer or assign its rights and obligations hereunder and under this Confirmation, in whole or in part, to any of its Affiliates of equivalent credit quality (or whose obligations are guaranteed by an entity of equivalent credit quality) without the consent of Issuer; provided that such transfer and/or assignment shall be permitted only so long as (i) no Event of Default, Potential Event of Default or Termination Event exists or will occur as a result of such transfer and assignment, (ii) no Additional Disruption Event or other event giving rise to a right or responsibility to terminate or cancel the Transaction or to make an adjustment to the terms of the Transaction would result therefrom, (iii) Issuer would not, at the time and as a result of such transfer or assignment, reasonably be expected to become subject to any law, regulation or similar requirement to which it would not otherwise have been subject absent such transfer or assignment and (iv) (A) as a result of such transfer and assignment, Issuer will not (x) be required to pay or deliver to the transferee on any payment date or delivery date an amount under Section 2(d)(i)(4) of the Agreement or a number of Shares, as applicable, greater than the amount or the number of Shares, respectively, that Issuer would have been required to pay or deliver to Dealer in the absence of such transfer and assignment or (y) receive from the transferee on any payment date or delivery date an amount under Section 2(d)(i)(4) of the Agreement or a number of Shares, as applicable, lesser than the amount or the number of Shares, respectively, that Dealer would have been required to pay or deliver, as the case may be, to Issuer in the absence of such transfer and assignment and (B) the transferee or assignee shall make such tax representations and shall provide such tax documentation as may be reasonably requested by Issuer to permit Issuer to make any necessary determinations pursuant to clause (A) above.

17. Dealer Agreement.

In addition to the covenants in the Agreement and herein, Dealer agrees to use commercially reasonable efforts, during the period from the Trade Date to the later of (i) the last day of any Buyer Settlement Valuation Period and (ii) the earlier of (A) the last day of the Calculation Period and (B) the Scheduled Valuation Date, to make all purchases of Shares in connection with the Transaction (other than any purchases made by Dealer or its affiliate in connection with dynamic hedge adjustments of Dealer’s exposure to the Transaction as a result of any equity optionality contained in the Transaction, including any timing optionality) in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3) and (b)(4) of Rule 10b-18, as if such rule was applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control; provided that, without limiting the generality of the first sentence of this paragraph 17, Dealer shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of the Issuer or an affiliated purchaser pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3).

18. Non-Confidentiality.

Dealer and Issuer hereby acknowledge and agree that, subject to Section 10(c) above, each is authorized to disclose every aspect of this Confirmation and the transactions contemplated hereby and thereby to any and all persons, without limitation of any kind, and there are no express or implied agreements, arrangements or understandings to the contrary.

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19. Governing Law; Jurisdiction; Waiver.

THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS. NOTHING IN THIS PROVISION SHALL PROHIBIT A PARTY FROM BRINGING AN ACTION TO ENFORCE A MONEY JUDGMENT IN ANY OTHER JURISDICTION.

EACH PARTY HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF THE OTHER PARTY OR THE OTHER PARTY’S AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

20. [Principal Version of Incorporation by Reference Rider.

The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Agreement and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Issuer shall be deemed a “Counterparty Entity.” In the event that, after the date of this Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph 20. In the event of any inconsistencies between this Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Agreement” include any related credit enhancements entered into between the parties or provided by one to the other.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.]1

[1]	NTD: To be revised based on Dealer.

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21. Designation by Dealer

Notwithstanding any other provision herein to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Issuer, Dealer (the “Designator”) may designate any of its affiliates (the “Designee”) to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver, if any, or take delivery of, as the case may be, any such Share or other securities in respect of any Transaction, and the Designee may assume such obligations, if any; provided that (x) Issuer will not be required, as a result of such designation, to pay or deliver to the Designee on any payment or delivery date any payment or delivery greater than an amount that Issuer would have been required to pay the Designator in the absence of such designation (including, without limitation, pursuant to Section 2(d)(i)(4) of the Agreement), and (y) Issuer will not, as a result of such designation, receive from the Designee on any payment or delivery date any payment or delivery less than the amount that Issuer would have been entitled to receive from the Designator in the absence of such designation. Such designation shall not relieve the Designator of any of its obligations, if any, hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations, if any, of the Designator hereunder, then the Designator shall be discharged of its obligations, if any, to Issuer to the extent of such performance.

22. Counterparts

This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts. Delivery of an executed signature page by facsimile or electronic transmission (e.g., “pdf” or “tif”), or any electronic signature complying with the U.S. federal ESIGN Act of 200, Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com, shall be effective as delivery of a manually executed counterpart hereof.

23. Financial Assistance.

Issuer acknowledges that, pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), Issuer would be required to agree to certain time-bound restrictions on its ability to purchase its equity securities if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under section 4003(b) of the CARES Act. Issuer further acknowledges that it may be required to agree to certain time-bound restrictions on its ability to purchase its equity securities if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under programs or facilities established by the Board of Governors of the Federal Reserve System for the purpose of providing liquidity to the financial system (together with loans, loan guarantees or direct loans under section 4003(b) of the CARES Act, “Governmental Financial Assistance”). Accordingly, Issuer represents and warrants that it has not applied for, and has no present intention to apply, prior to the termination or settlement of this Transaction, for Governmental Financial Assistance under any governmental program or facility that (a) is established under the CARES Act or the Federal Reserve Act, as amended, and (b) requires, as a condition of such Governmental Financial Assistance, that Issuer agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Issuer. Issuer agrees, in applying for any such financial assistance, to the extent required or practicable in any applicable application, to disclose the Transaction to the relevant governmental authority and acknowledges that entering into the Transaction may limit its ability to receive such loan, loan guarantee or direct loan.

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Remainder of Page Intentionally Blank

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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us.

Confirmed as of the date first written above:

VERISK ANALYTICS, INC.	[DEALER]

By:	By:
Name:	Name:
Title:	Title:

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SCHEDULE I

Defined Terms Set Forth in the Confirmation

- SCHEDULE I–Page 1

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SCHEDULE II

Specified Dates

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- SCHEDULE II–Page 1

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